Exhibit 99.1

News Release

For Release January 21, 2015

9:00 A.M.

Contact:	Joseph G. Sawyer, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces Annual and Fourth Quarter Results and Increased Cash Dividend

Highlights

•	2014 net income of $5.12 million, a 23.77% increase over 2013 earnings
•	EPS of $0.78 per common share
•	Increase in cash dividend to $0.07 per common share, the 52nd consecutive quarter of cash dividends paid to common shareholders
•	Total assets grew 28.27% to $812.36 million
•	Major initiatives completed during 2014 included the acquisition of Savannah River Financial Corporation, completion of a purchase and assumption transaction with First South Bank, and opening of a de novo branch in downtown Columbia, South Carolina
•	Regulatory capital ratios of 10.02% (Tier 1 Leverage) and 16.91% (Total Capital) along with Tangible Common Equity / Tangible Assets (TCE/TA) ratio of 8.48%
•	Non-performing assets (NPAs) of 1.18%
•	Cost of total deposits of 0.26%
•	Diversified revenue model shows continued strength as net-interest income and net-interest margin increased during 2014.

Lexington, SC – January 21, 2015 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income available to common shareholders for the fourth quarter of 2014 of $1.51 million, an increase of 77.18% as compared to $850 thousand in the fourth quarter of 2013. Diluted earnings per common share were $0.22 for the fourth quarter of 2014 as compared to $0.16 for the fourth quarter of 2013. For the year ended December 31, 2014 net income available to common shareholders was $5.12 million compared to $4.14 million during year ended December 31, 2013. Diluted earnings per share for each year were $0.78. During 2014, the company’s assets increased 28.27% to $812.36 million. First Community President and CEO Michael Crapps commented, “We are pleased with our company’s financial results during 2014 and will continue to leverage the benefit from recent and planned growth.”

As previously announced, the company plans to expand its footprint with a banking office in Blythewood, South Carolina. Construction is underway at the site located at 201 Main Street, in the town of Blythewood. The office is expected to open in the Spring of 2015. In talking about First Community’s latest expansion, Mr. Crapps commented, “Blythewood is a vibrant and growing community. We look forward to working with the businesses and members of this community to help them meet their financial goals.” Crapps continued, “This new office is the latest in a series of growth for our company over the last year which included the acquisition of Savannah River Financial Corporation in Augusta, Georgia, the opening of a new banking office in downtown Columbia, and the purchase and assumption of deposits and certain loans from First South Bank’s Columbia banking office.”

Cash Dividend and Capital

The Board of Directors has approved an increase in the cash dividend for the fourth quarter of 2014 to $0.07. This dividend is payable on February 13, 2015 to shareholders of record of the company’s common stock as of February 2, 2015. Mr. Crapps commented, “Our entire board is pleased that our company’s strong financial performance enables us to increase the cash dividend. We are also proud that dividend payments have continued uninterrupted for 52 consecutive quarters.”

Each of the regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) exceeds the well capitalized minimum levels currently required by regulatory statute. At December 31, 2014, the company’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.02%, 16.09%, and 16.91%, respectively. This compares to the same ratios as of December 31, 2013 of 10.77%, 17.60%, and 18.68%, respectively. Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 9.56%, 15.38%, and 16.20% respectively as of December 31, 2014. Further, the company’s ratio of tangible common equity to tangible assets indicates a high quality of capital with a ratio of 8.48% as of December 31, 2014.

Asset Quality

On a linked quarter basis, non-performing assets decreased by 3.80% to $9.53 million (1.18% of total assets) at the end of the quarter. The company believes this ratio compares very favorably with the bank’s peer group average. Trouble debt restructurings (TDRs) that are still accruing interest increased during the quarter to $2.2 million primarily due to one large non-accrual loan that was upgraded and therefore put back on accrual status. Total non-accrual loans declined 3.08% on a linked quarter basis to $6.59 million at the end of the fourth quarter, although two large loan relationships totaling $1.17 million were moved into non-accrual status. Loans past due 30-89 days declined slightly this quarter decreasing the past due ratio from .44% to .40% on a linked quarter basis. For the year of 2014, net charge-offs were $967 thousand (0.28%). Net loan charge-offs for the quarter were $202 thousand (0.18% annualized ratio). The company believes that these levels compare very favorably to its peer group average. The ratio of classified loans plus OREO now stands at 20.28% of total bank regulatory risk-based capital as of December 31, 2014.

Balance Sheet

(Numbers in millions)

	Quarter ending	Quarter ending	Quarter ending	12 Month	12 Month
	12/31/14	12/31/13	9/30/14	$ Variance	% Variance
Assets
Investments	$282.8	$227.0	$263.9	$55.8	24.6%
Loans	443.8	347.6	448.6	96.2	27.7%

Liabilities
Total Pure Deposits	$504.5	$363.2	$518.7	$141.3	38.9%
Certificates of Deposit	165.1	133.9	168.3	31.2	23.3%
Total Deposits	$669.6	$497.1	$687.0	$172.5	34.7%

Customer Cash Management	17.4	18.6	17.7	(1.2)	(6.5%)
FHLB Advances	28.8	43.3	32.3	(14.5)	(33.5%)

Total Funding	$715.8	$559.0	736.9	156.8	28.1%
Cost of Funds*	0.47%	0.60%	0.49%		(13 bps)
(*including demand deposits)
Cost of Deposits	0.26%	0.31%	0.26%		(5 bps)

Mr. Crapps commented, “Through the previously mentioned acquisitions and organic growth, momentum in pure deposit growth has continued. During 2014, pure deposits grew by $141.3 million, an increase of 38.9%. Organic growth represented $27.8 million, or 19.67% of this growth. This has positioned us to drive down our cost of deposits to 0.26 basis points at year end. Loan growth continues to be a challenge. While loans increased $96.2 million or 27.7% during 2014, this increase came primarily through the acquisitions completed during the year and on an organic basis, loans decreased by $19.0 million during the year. Loan production during the year was 33.32% higher than in 2013 with total loan production of almost $80.0 million; however, this increase was not enough to overcome the headwinds of loan payoffs and loan demand that has not rebounded to pre-recessionary levels. During the second half of 2014, loan production was 16.10% higher than in the first half of the year and we are encouraged by this positive trend. Loan growth has been and will continue to be an area of intense focus for our company. In addition to sales and marketing initiatives, we are looking at additional activities and adjustments to support increased loan volume. We believe that these results will materialize in 2015. With our current level of liquidity, we have the funding available to support significant loan growth in the year ahead.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income was $6.19 million for the fourth quarter of 2014 which represents a 29.60% increase over $4.78 million in the fourth quarter of 2013. The net interest margin, on a tax equivalent basis, was 3.36% for the fourth quarter of 2014, which represents an increase from 3.29% during the fourth quarter of 2013. On a linked quarter basis, net interest margin declined 12 basis points, from 3.48% primarily due to the deposits acquired through the purchase and assumption agreement with First South Bank which were placed into investments.

Non-Interest Income

Non-interest income, adjusted for securities gains and losses and loss on the early extinguishment of debt, increased by 20.09% year-over-year to $2.34 million in the fourth quarter of 2014. During the quarter, the company repaid $3.50 million in Federal Home Loan Bank (FHLB) advances and experienced a $284 thousand loss on this early extinguishment of debt. This prepayment of the FHLB advances will enable the bank to save the expense of these borrowings in future periods. This loss was partially offset by a gain on the sale of securities of $80.0 thousand.

Production in the mortgage line of business was $24.7 million in the quarter, an increase of 6.93% as compared to the same period in 2013. This increased production resulted in mortgage fee revenue of $849 thousand, 6.19% higher than fourth quarter of 2013. During the year of 2014, the mortgage line of business benefitted from an increase in yields which grew to 3.51% in 2014 up significantly from 3.15% in 2013. Mr. Crapps noted, “Purchase transactions continue to represent the majority of the mortgage production, though that percentage trended down some during the fourth quarter.”

It is also significant to note the revenue earned this year in the financial planning and investment advisory line of business. Led by a strong fourth quarter with revenues of $546 thousand, this line of business generated revenues of $1.27 million for the year, an increase of 30.45% over 2013. Mr. Crapps commented, “This line of business experienced good revenue growth in 2014. While there were some large pieces of business that contributed to this success, we also continue to grow recurring income streams that will be a benefit during future periods.”

Non-Interest Expense

Non-interest expenses for the quarter were fairly stable increasing just 0.48% on a linked quarter basis. Salaries and benefits, the largest of the expense categories, increased $43 thousand or 1.23% during the quarter. The largest increases quarter to quarter were other real estate expense which increased $88 thousand or 83.81% related to taxes on two properties and the amortization of intangibles which increased $47 thousand or 73.44% due to the additional intangible assets acquired in the First South purchase and assumption transaction.

Other Matters

During its most recent regulatory examination of the bank’s compliance with the Bank Secrecy Act and anti-money laundering laws and regulations (collectively referred to as the “BSA”), the bank’s primary federal regulator, the Federal Deposit Insurance Corporation (the “FDIC”), identified certain matters that it deemed to be weaknesses in the bank’s compliance with the BSA. As a result, the FDIC requested that the bank address certain BSA-related matters by entering into a proposed Consent Order (the “Proposed Order”). The Proposed Order would require the bank to enhance its BSA compliance program. The bank is engaged in cooperative discussions with the FDIC regarding the terms of the Proposed Order, which, when finalized, will set forth the specific actions required to address the matters raised by the FDIC. The final Consent Order will be filed by the company with the SEC once it has been finalized and entered into between the bank and the FDIC.

While the bank recognizes that certain technical aspects of its BSA compliance activities were affected by a temporary period of significant turnover in the bank’s BSA staff, management believes that the bank recognized and addressed substantially all of these issues prior to the completion of the FDIC’s regulatory examination. The bank believes that it is in compliance with substantially all of the requirements that are expected to be addressed in the final Consent Order, and the bank has already expanded its BSA compliance staff in an effort to ensure future compliance with the BSA. The bank does not anticipate any additional staffing needs beyond those already in place and does not anticipate any material additional expenses associated with the final Consent Order. Mr. Crapps commented, “Since the inception of our bank, we have demonstrated a commitment to regulatory compliance and a sound BSA compliance program resulting in 19 years of sound BSA performance. Compliance has been and continues to be a focus of our organization. While there were some temporary technical issues and the BSA program did not operate at a level that met the expectations of our bank and our regulators, we are confident that the actions taken will demonstrate our commitment to operating a sound BSA compliance program and lead to timely resolution of this matter. It is important to note that this issue will not affect the bank's day-to-day operations or our customers.”

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Bank operates fourteen banking offices located in the Midlands of South Carolina as well as addition to First Community Financial Consultants, a financial planning/investment advisory division and Palmetto South Mortgage, a separate mortgage division.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersercurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (7) we may be unable to comply, or may need to devote more resources than currently expected in order to comply, with the requirements that will be set forth in our final BSA-related Consent Order with the FDIC, and (8) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA;

(Dollars in thousands, except per share data)

	At December 31,
	2014	2013

Total Assets	$812,363	$633,309
Other short-term investments (1)	10,052	5,927
Investment Securities	282,814	227,030
Loans held for sale	4,124	3,790
Loans	443,844	347,597
Allowance for Loan Losses	4,132	4,219
Total Deposits	669,583	497,071
Securities Sold Under Agreements to Repurchase	17,383	18,634
Federal Home Loan Bank Advances	28,807	43,325
Junior Subordinated Debt	15,464	15,464
Shareholders' Equity	74,528	52,671

Book Value Per Common Share	$11.18	$9.93
Tangible Book Value Per Common Share	$10.25	$9.83
Tangible Book Value Per Common Share (Excluding AOCI)	$10.06	$10.30
Equity to Assets	9.17%	8.32%
Tangible common equity to tangible assets	8.48%	8.23%
Loan to Deposit Ratio	66.90%	70.69%
Allowance for Loan Losses/Loans	0.93%	1.21%
Allowance for Loan Losses plus credit mark/Loans	1.33%	1.21%

Regulatory Ratios:
Leverage Ratio	10.02%	10.77%
Tier 1 Capital Ratio	16.09%	17.60%
Total Capital Ratio	16.91%	18.68%
Tier 1 Regulatory Capital	$81,431	$68,756
Total Regulatory Capital	$85,563	$72,975

(1) Includes federal funds sold, securities purchased under agreements to resell and interest-bearing deposits

Average Balances:

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013

Average Total Assets	$820,861	$637,139	$780,797	$625,802
Average Loans	451,334	349,830	439,174	344,110
Average Earning Assets	751,935	591,362	714,332	581,299
Average Deposits	676,415	508,292	635,238	497,521
Average Other Borrowings	64,540	69,686	51,871	69,022
Average Shareholders' Equity	73,523	53,339	69,760	53,837

Asset Quality:	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Loan Risk Rating by Category (End of Period)
Special Mention	$13,818	$13,039	$11,274	$13,891	$10,708
Substandard	13,500	15,730	15,795	15,358	10,609
Doubtful	—	—	—	—	—
Pass (includes held for sale)	416,526	419,787	417,601	414,619	326,280
	$443,844	$448,556	$444,670	$443,868	$347,597

Nonperforming Assets:
Non-accrual loans	$6,585	$6,795	$7,647	$7,865	$5,406
Other real estate owned	2,943	3,014	3,302	3,147	3,370
Accruing loans past due 90 days or more	—	95	160	125	1
Total nonperforming assets	$9,528	$9,904	$11,109	$11,137	$8,777
Accruing trouble debt restructurings	$2,200	$551	$560	$568	$576

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
Loans charged-off:	$273	$271	$1,069	$1,048
Overdrafts charged-off	13	10	42	42
Loan recoveries	(84)	(24)	(133)	(146)
Overdraft recoveries	—	(4)	(11)	(12)
Net Charge-offs	$202	$253	$967	$932

Net charge-offs to average loans	0.04%	0.07%	0.28%	0.27%

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Three months ended		Year ended
	December 31,		September 30,		June 30,		March 31,		December 31,
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013

Interest Income	$7,078	$5,656	$6,968	$5,474	$6,849	$5,370	$6,403	$5,283	$27,298	$21,783
Interest Expense	887	879	872	904	902	947	907	1,004	3,568	3,734
Net Interest Income	6,191	4,777	6,096	4,570	5,947	4,423	5,496	4,279	23,730	18,049
Provision for Loan Losses	178	149	152	129	400	100	150	150	880	528
Net Interest Income After Provision	6,013	4,628	5,944	4,441	5,547	4,323	5,346	4,129	22,850	17,521
Non-interest Income:
Deposit service charges	372	392	400	387	379	367	366	361	1,517	1,507
Mortgage banking income	849	799	1,016	770	702	1,183	619	1,015	3,186	3,767
Investment advisory fees and non-deposit commissions	546	277	267	279	198	218	257	198	1,268	972
Gain (loss) on sale of securities	80	(79)	16	4	78	133	8	15	182	73
Gain (loss) on sale other assets	(9)	(8)	10	(23)	(24)	32	12	(2)	(11)	(1)
Fair value gain (loss) adjustment	—	—	—	—	—	(2)		—	—	(2)
Loss on early extinguishment of debt	(284)	—	—	—	(67)	(141)	—	—	(351)	(142)
Other	585	491	591	524	633	505	613	496	2,422	2,017
Total non-interest income	2,139	1,872	2,300	1,941	1,899	2,295	1,875	2,083	8,213	8,191
Non-interest Expense:
Salaries and employee benefits	3,545	3,079	3,502	2,948	3,272	2,994	3,424	2,992	13,743	12,013
Occupancy	515	361	489	343	465	334	413	346	1,882	1,384
Equipment	377	299	414	310	375	314	339	283	1,505	1,206
Marketing and public relations	147	230	218	106	212	112	161	93	738	541
FDIC assessment	128	108	138	108	131	102	124	99	521	417
Other real estate expense	193	113	105	189	117	115	138	112	553	508
Amortization of intangibles	111	32	64	32	63	45	42	51	280	160
Merger expenses	29	506	39	33	15	—	420	—	503	539
Other	1,044	975	1,091	888	1,135	939	965	831	4,235	3,654
Total non-interest expense	6,089	5,703	6,060	4,957	5,785	4,955	6,026	4,807	23,960	20,422
Income before taxes	2,063	797	2,184	1,425	1,661	1,663	1,195	1,405	7,103	5,290
Income tax expense (benefit)	557	(53)	632	379	460	460	333	367	1,982	1,153
Net Income	$1,506	$850	$1,552	$1,046	$1,201	$1,203	$862	$1,038	$5,121	$4,137

Per share data:
Net income, basic	$0.23	$0.16	$0.23	$0.20	$0.18	$0.23	$0.14	$0.20	$0.78	$0.78
Net income, diluted	$0.22	$0.16	$0.23	$0.20	$0.18	$0.23	$0.14	$0.20	$0.78	$0.78

Average number of shares outstanding - basic	6,662,514	5,298,841	6,658,679	5,294,736	6,654,359	5,292,828	6,168,949	5,255,525	6,537,813	5,285,377
Average number of shares outstanding - diluted	6,733,513	5,354,373	6,726,849	5,308,546	6,719,110	5,311,194	6,228,512	5,292,000	6,607,079	5,334,319
Shares outstanding period end	6,664,391	5,302,674	6,660,466	5,296,288	6,656,139	5,293,116	6,652,189	5,290,452	6,664,391	5,302,674

Return on average assets	0.73%	0.53%	0.79%	0.66%	0.61%	0.77%	0.48%	0.69%	0.73%	0.66%
Return on average common equity	8.13%	6.32%	8.61%	7.93%	6.88%	8.75%	5.49%	7.72%	8.13%	7.68%
Return on average common tangible equity	8.88%	6.39%	9.32%	8.02%	7.54%	8.88%	5.89%	7.82%	8.88%	7.78%
Net Interest Margin (non taxable equivalent)	3.27%	3.20%	3.40%	3.10%	3.32%	3.03%	3.32%	3.09%	3.32%	3.10%
Net Interest Margin (taxable equivalent)	3.36%	3.29%	3.48%	3.18%	3.38%	3.11%	3.40%	3.15%	3.40%	3.18%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Three Months ended December 31, 2014			Three Months ended December 31, 2013
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$451,334	$5,638	4.96%	$349,830	$4,379	4.97%
Securities:	276,625	1,408	2.02%	228,988	1,260	2.18%

Other funds	23,976	32	0.53%	12,544	17	0.54%
Total earning assets	751,935	7,078	3.73%	591,362	5,656	3.79%
Cash and due from banks	10,533			8,263
Premises and equipment	29,619			18,380
Intangible assets	6,255			587
Other assets	26,779			22,870
Allowance for loan losses	(4,260)			(4,323)
Total assets	$820,861			$637,139

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	135,492	40	0.12%	102,087	26	0.10%
Money market accounts	151,382	97	0.25%	80,094	44	0.22%
Savings deposits	53,893	16	0.12%	51,638	15	0.12%
Time deposits	197,385	285	0.57%	162,489	313	0.76%
Other borrowings	64,540	449	2.76%	69,686	481	2.74%
Total interest-bearing liabilities	602,692	887	0.58%	465,994	879	0.75%
Demand deposits	138,263			111,984
Other liabilities	6,383			5,822
Shareholders' equity	73,523			53,339
Total liabilities and shareholders' equity	$820,861			$637,139

Cost of funds including demand deposits			0.47%			0.60%
Net interest spread			3.15%			3.05%
Net interest income/margin		$6,191	3.27%		$4,777	3.20%

Tax equivalent		$6,360	3.36%		$4,911	3.29%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Year ended December 31, 2014			Year ended December 31, 2013
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$439,174	$21,915	4.99%	$344,110	$17,581	5.11%
Securities:	256,392	5,277	2.06%	223,540	4,136	1.85%
Other funds	18,766	106	0.56%	13,649	66	0.48%
Total earning assets	714,332	27,298	3.82%	581,299	21,783	3.75%
Cash and due from banks	10,344			8,546
Premises and equipment	28,098			17,509
Intangible assets	5,554			641
Other assets	26,623			22,290
Allowance for loan losses	(4,154)			(4,483)
Total assets	$780,797			$625,802

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	131,767	167	0.13%	100,808	111	0.11%
Money market accounts	141,020	336	0.24%	74,514	171	0.23%
Savings deposits	51,768	60	0.12%	47,296	53	0.11%
Time deposits	179,384	1,147	0.64%	171,436	1,458	0.85%
Other borrowings	70,083	1,858	2.65%	69,022	1,941	2.81%
Total interest-bearing liabilities	574,022	3,568	0.62%	463,076	3,734	0.81%
Demand deposits	131,299			103,467
Other liabilities	5,716			5,422
Shareholders' equity	69,760			53,837
Total liabilities and shareholders' equity	$780,797			$625,802

Cost of funds including demand deposits			0.51%			0.66%
Net interest spread			3.20%			2.94%
Net interest income/margin		$23,730	3.32%		$18,049	3.10%

Tax Equivalent		$24,287	3.40%		$18,512	3.18%